As filed with the Securities and Exchange Commission on May 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProFrac Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	87-2424964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Shops Boulevard, Suite 301 Willow Park, Texas	76087
(Address of Principal Executive Offices)	(Zip Code)

PROFRAC HOLDING CORP. 2022 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Lance Turner

Chief Financial Officer

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

(Name and address of agent for service)

(254) 776-3722

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ProFrac Holding Corp., a Delaware corporation (the “Registrant”), will provide all participants in the ProFrac Holding Corp. 2022 Long Term Incentive Plan (as amended from time to time, the “Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)

The Registrant’s Prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on May 16, 2022, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-261255) originally filed with the Commission on November 22, 2021 (as amended, including all exhibits);

(b)	The Registrant’s current reports on Form 8-K (File No. 001-41388) filed with the Commission on May 18, 2022 and May 23, 2022;

(c)	All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2021; and

(d)

The description of the Registrant’s Class A common stock, par value $0.01 per share, included under the caption “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41388), filed with the Commission on May 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability that cannot be eliminated under the DGCL. The Registrant’s amended and restated certificate of incorporation also provides that, if the DGCL is amended to permit the limitation of liability of officers for monetary damages for breach of their fiduciary duty as officers, then, from and after the effective time of such amendment, to the fullest extent permitted by the DGCL, the Registrant’s officers shall not be liable for monetary damages for breach of their fiduciary duty as officers, except to the to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The Registrant’s amended and restated certificate of incorporation also provide that the corporation is required to indemnify the directors and officers, in each case to the fullest extent permitted by Delaware law.

The Registrant’s amended and restated bylaws permit the corporation to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as the corporation’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.

The Registrant entered into indemnification agreements with each of its directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant believes that the limitation of liability provision included in its amended and restated certificate of incorporation and amended and restated bylaws and the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of ProFrac Holding Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41388), filed with the Commission on May 18, 2022).

4.2	Amended and Restated Bylaws of ProFrac Holding Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41388), filed with the Commission on May 18, 2022).

4.3	ProFrac Holding Corp. 2022 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-41388), filed with the Commission on May 18, 2022).

4.4*	Form of Restricted Stock Unit Award Agreement.

4.5*	Form of Restricted Stock Unit Award Agreement (Directors)

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of Grant Thornton LLP.

23.4*	Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5.1).

23.5*	Consent of John T. Boyd Company

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas, on May 24, 2022.

PROFRAC HOLDING CORP.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 24, 2022, each person whose signature appears below appoints Matthew D. Wilks and Lance Turner, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Matthew D. Wilks Matthew D. Wilks	Executive Chairman and Director (Principal Executive Officer)

/s/ Lance Turner Lance Turner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Johnathan Ladd Wilks Johnathan Ladd Wilks	Chief Executive Officer

/s/ Sergei Krylov Sergei Krylov	Director

/s/ Theresa Glebocki Theresa Glebocki	Director

/s/ Stacy Nieuwoudt Stacy Nieuwoudt	Director

/s/ Gerald W. Haddock Gerald W. Haddock	Director